EXHIBIT 10.3

TIME SHARING AGREEMENT

This Time Sharing Agreement (“Agreement”) by and between Caterpillar Inc., a Delaware corporation (“Company”), and Douglas R. Oberhelman (“Executive”), is effective April 13, 2011.

RECITALS

WHEREAS, Company is the record title holder and operates the aircraft set forth on Exhibit A (individually and collectively, as the context requires, the “Aircraft”); and

WHEREAS, Company employs a fully qualified flight crew to operate the Aircraft; and

WHEREAS, Executive is the Chairman and Chief Executive Officer of Company; and

WHEREAS, to maximize Executive’s availability to carry out Executive’s responsibilities to Company, and pursuant to an independent third party’s evaluation of certain safety and security concerns, the Company’s Board of Directors adopted a policy that generally requires Executive to travel on the Aircraft for all of Executive’s air travel, whether on Company business or personal travel; and

WHEREAS, Executive desires to lease one or more of the Aircraft from time to time on a time sharing basis as defined in Sections 91.501(c)(1) of the Federal Aviation Regulations (“FARs”) when Executive is required under the Board’s policy to fly on the Aircraft for personal travel.

NOW, THEREFORE, in consideration of the foregoing, and the other promises contained in this Agreement, the parties, intending to be legally bound, agree as follows:

1.                                       Company agrees to lease to Executive and Executive agrees to lease from Company the Aircraft on a non-exclusive basis from time to time as mutually agreed between the parties for such purposes allowed under FAR 91.501(b)(6) and Company agrees to provide a fully qualified flight crew for all operations conducted under this Agreement.  This Agreement shall remain in effect until terminated by either party upon ten (10) days prior written notice to the other.

2.                                       (a) Except as limited by subparagraph (a)0 below, Executive for the use of the Aircraft shall pay to Company for each flight conducted under this Agreement an amount equal to the actual direct operating expenses of such flights (“Lease Fee”).  Pursuant to FAR 91.501(d) the Lease Fee will be limited to the following direct operating expenses:

(i)                                     Fuel, oil, lubricants, and other additives;

(ii)                                  Travel expenses of the crew, including food, lodging and ground transportation;

(iii)                               Hangar and tie-down costs away from the Aircraft’s base of operation;

(iv)                              Insurance obtained for the specific flight;

(v)                                 Landing fees, airport taxes and similar assessments;

(vi)                              Customs, foreign permits, and similar fees directly related to the flight;

(vii)                           In-flight food and beverages;

(viii)                        Passenger ground transportation;

(ix)                                Flight planning and weather contract services; and

(x)                                   An additional amount equal to 100% of the expenses listed in clause (a)(a)(i), above.

(b)                                 Notwithstanding the amount of the actual direct operation expenses set forth in subparagraph (a)(a), above, in no event shall Executive be obligated to pay Company a Lease Fee in excess of the greater of (x) or (y) below, where:

(x) equals the applicable subsection 0 or 0 below:

(i)                                     For travel between cities served by regularly scheduled first class commercial airline service, an amount equal to the lowest published cost of the first class airfare available to the general public, which will be solicited within one business day of the date the Executive requests the specific flight, for the dates traveled multiplied by the number of persons in Executive’s party for the flight; or

(ii)                                  For travel between cities served by regularly scheduled coach or business class, but not first class commercial airline service, an amount equal to the lowest published cost of the unrestricted coach (or, if available, business class) airfare available to the general public, which will be solicited within one business day of the date the Executive requests the specific flight, for the dates traveled multiplied by the number of persons in Executive’s party for the flight; and

(y) equals the amount of income that would be imputed to Executive for the flight under the applicable Standard Industry Fare Levels as set forth in 26 C.F.R. §1.61-21(g) assuming that Executive did not pay the Lease Fee.

For purposes of computing the Lease Fee limitation under subparagraph 2(b) above, if a city is not served by regularly scheduled commercial airline service, the Lease Fee limitation shall be applied utilizing a city selected by Company as close as reasonably practicable to the city without such service.  Company’s determination of the Lease Fee shall be conclusive.  Prior to any proposed flight, Company shall provide Executive with an estimate of the Lease Fee for the particular flight.  If Executive proceeds with the proposed flight, Executive shall be obligated to pay the Lease Fee.  Executive shall also be responsible to pay, together with any Lease Fee, applicable state and federal taxes (including, without limitation, federal excise taxes).  If Executive declines the proposed flight, neither Executive nor Company shall have any further obligation with respect to the proposed flight.

3.                                       Company will pay all expenses related to the operation of the Aircraft when incurred, and will provide an invoice to Executive for the Lease Fee determined in accordance with paragraph (a) above after any flight or flights for the account of Executive.  Executive shall pay Company the Lease Fee, together with applicable taxes.

4.                                       Executive will provide Company with requests for flight time and proposed flight schedules as far in advance of any given flight as possible, and in any case, at least two (2) business days in advance of Executive’s planned departure (unless Company agrees to a shorter notice in a particular case in Company’s sole discretion).  Requests for flight time shall be in a form, whether written or oral, mutually convenient to, and agreed upon by the parties.  In addition to the proposed schedules and flight times, Executive shall provide at least the following information for each proposed flight prior to scheduled departure as required by the Company or Company’s flight crew:

(a)                                  proposed departure point;

(b)                                 destination;

(c)                                  date and time of flight;

(d)                                 the number, name, and relationship to the Executive of anticipated passengers;

(e)                                  the nature and extent of luggage and/or cargo to be carried;

(f)                                    the date and time of return flight, if any; and

(g)                                 any other information concerning the proposed flight that may be pertinent or required by Company or Company’s flight crew.

5.                                       Company shall have final authority over the scheduling of the Aircraft, provided, however, that Company will give Executive’s requests first priority over other utilization of the aircraft.  It is understood that Company shall not be obligated to retain or contract for additional flight crew or maintenance personnel or equipment in order to accommodate Executive’s schedule requests.

6.                                       Company shall be solely responsible for securing maintenance, preventive maintenance and required or otherwise necessary inspections on the Aircraft, and shall take such requirements into account in scheduling the Aircraft.  No period of maintenance, preventative maintenance or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations, and within the sound discretion of the pilot in command.  The pilot in command shall have final and complete authority to cancel any flight for any reason or condition that in his or her judgment would compromise the safety of the flight.

7.                                       Company shall ensure that for each flight conducted under this Agreement, the Aircraft will be under the command of a qualified flight crew.  All flight operations by or on behalf of Executive under this Agreement shall be conducted under Part 91 of the FAR.  The Company shall have and exercise exclusive operational control of the Aircraft during all phases of all flights under this Agreement, including, without limitation, all flights during which Executive, and/or Executive’s guests, designees, or property are on-board the Aircraft.

8.                                       In accordance with applicable FARs, the qualified flight crew provided by Company will exercise all of its duties and responsibilities in regard to the safety of each flight conducted under this Agreement.  Executive specifically agrees that the flight crew, in its sole discretion, may terminate any flight, refuse to commence any flight, or take other action that in the considered judgment of the pilot in command is necessitated by considerations of safety.  No such action of the pilot in command shall create or support any liability for loss, injury, damage or delay to Executive or any other person.  The parties further agree that Company shall not be liable for delay or failure to furnish the Aircraft and crew pursuant to this Agreement for any reason whatsoever.

9.                                       Company will maintain or cause to be maintained in full force and effect throughout the term of this Agreement aircraft liability’ insurance in respect of the Aircraft.  Such insurance shall (a) name Executive as an additional insured; (b) contain a waiver of subrogation against Executive; and (c) shall provide that if the insurers cancel such insurance for any reason whatsoever, if the insurance is not renewed due to non-payment of premium or if there is any material change in policy terms and conditions, such cancellation, change or lapse shall not be effective as to Executive unless Executive has been provided with at least thirty (30) days prior written notice. Company will provide such additional insurance coverage as Executive shall request or require, provided, however, that the cost of such additional insurance shall be borne by Executive as set forth in paragraph 2.

10.                                 Executive warrants that:

(a)                                  Executive will use the Aircraft for and on account of Executive own business or personal use only, and will not use the Aircraft for the purpose of providing transportation of passengers or cargo in air commerce for compensation or hire;

(b)                                 Executive will refrain from incurring any mechanics or other lien in connection with inspection, preventative maintenance, maintenance or storage of the Aircraft, whether permissible or impermissible under this Agreement, nor shall there be any attempt by Executive to convey, mortgage, assign, lease or any way alienate the Aircraft or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into such a lien; and

(c)                                  During the term of this Agreement, Executive will, and will cause any passengers in Executive party to, abide by and conform to all such laws, governmental and airport orders, rules and regulations, as shall from time to time be in effect relating in any way to the operation and use of the Aircraft by a time sharing lessee.

11.                                 Company assumes and shall bear the entire risk of loss, theft, confiscation, damage to, or destruction of the Aircraft.  Company shall release, indemnify, defend and hold harmless the Executive and Executive’s heirs, executors and personal representatives from and against any and all losses, liabilities, claims, judgments, damages, fines, penalties, deficiencies and expenses (including, without limitation, reasonable attorneys fees and expenses) incurred or suffered by Executive on account of a claim or action made or instituted by a third person arising out of or resulting from operations of the Aircraft hereunder and/or any services provided by the Company to Executive under this Agreement, except to the extent attributable to the gross negligence or willful misconduct of Executive or Executive’s guests on the Aircraft.

12.                                 For purposes of this Agreement, the permanent base of operation of the Aircraft shall be at the Peoria International Airport (PIA).

13.                                 Neither this Agreement nor any party’s interest in this Agreement or the Aircraft shall be assignable to any other party whatsoever.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective heirs, representatives and successors.

14.                                 This Agreement constitutes the entire agreement of the parties with respect to the time-share of the Aircraft as set forth herein.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois.

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TRUTH IN LEASING STATEMENT

Company shall mail a copy of this Agreement for and on behalf of both parties to: Flight Standards Technical Division, P.O. Box 25724, Oklahoma City, Oklahoma 73125, within twenty-four (24) hours of its execution, as provided by FAR 91.23(c)(1).  Additionally, Company agrees to comply with the notification requirements of FAR Section 91.23 by notifying by telephone or in person the Flight Standards District Office having jurisdiction over Executive’s first flight under this Agreement at least forty-eight (48) hours prior to such flight.

THE AIRCRAFT HAVE BEEN MAINTAINED AND INSPECTED UNDER FAR PART 91 DURING THE 12 MONTH PERIOD (OR SUCH SHORTER PERIOD AS THE AIRCRAFT HAS BEEN OPERATED BY COMPANY) PRECEDING THE DATE OF THIS LEASE.

THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER FAR PART 91 FOR OPERATIONS TO BE CONDUCTED UNDER THIS LEASE.

COMPANY IS CONSIDERED RESPONSIBLE FOR OPERATIONAL CONTROL OF ALL AIRCRAFT IDENTIFIED AND TO BE OPERATED UNDER THIS LEASE.  I, THE UNDERSIGNED, JAMES B. BUDA, AS SENIOR VICE PRESIDENT AND CHIEF LEGAL OFFICER OF COMPANY CERTIFY THAT COMPANY IS RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT FOR OPERATIONS TO BE CONDUCTED UNDER THIS LEASE AND THAT IT UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

THE ADDRESS OF COMPANY IS:

100 NE ADAMS STREET, PEORIA, ILLINOIS 61629

IN WITNESS WHEREOF, the parties have executed this Time Sharing Agreement as of the date first above written.

Company: Caterpillar Inc., a Delaware corporation		Executive: Douglas R. Oberhelman

By:	/s/James B. Buda	By:	/s/Douglas R. Oberhelman
James B. Buda, Senior Vice President and Chief Legal Officer		Douglas R. Oberhelman, Individually